August 5, 2020

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Nick Drew	Sara Macioch
Corporate Media Relations	Director, Investor Relations	Manager, Investor Relations
(614) 460-5544	(614) 460-4638	(614) 460-4789
kstammen@nisource.com	ndrew@nisource.com	smacioch@nisource.com

NiSource Reports Second Quarter 2020 Results

•Mitigation efforts continue to reduce financial impacts of COVID-19
•2020 CapEx reaffirmed at $1.7 to $1.8 billion
•Columbia Gas of Massachusetts sale remains on track
•New corporate-wide strategic initiative launched to enhance long-term performance, value
•2021 non-GAAP net operating earnings per share guidance initiated
•Investor Day announced, which will highlight $1.8 to $2.0 billion in incremental renewable generation investment opportunities and enhanced safety programs

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced, on a GAAP basis, a net loss available to common shareholders for the three months ended June 30, 2020, of $18.5 million, or $0.05 per share, compared to net income available to common shareholders of $283.1 million, or $0.76 per share, for the same period of 2019. For the six months ended June 30, 2020, NiSource’s net income available to common shareholders was $43.3 million, or $0.11 per share, compared to $488.2 million, or $1.31 per share, for the same period of 2019.

NiSource also reported net operating earnings available to common shareholders (non-GAAP) of $50.2 million, or $0.13 per share, for the three months ended June 30, 2020, compared to net operating earnings available to common shareholders (non-GAAP) of $19.1 million, or $0.05 per share, for the same period of 2019. For the six months ended June 30, 2020, NiSource’s net operating earnings available to common shareholders was $341.1 million, or $0.89 per share, compared with $326.8 million, or $0.87 per share, for the same period of 2019. Schedule 1 of this press release contains a complete reconciliation of GAAP measures to non-GAAP measures.

NiSource's GAAP results for the six months ended June 30, 2020, include a $364.6 million loss due to the re-classification of Columbia Gas of Massachusetts’ assets as held for sale resulting from the previously announced asset purchase agreement with Eversource Energy (NYSE: ES) regarding the sale of these assets. This pending transaction remains on track for regulatory approval by the end of the third quarter of 2020, with closing targeted shortly thereafter.

"2020 is a transitional year for NiSource," said NiSource President and CEO Joe Hamrock. "As we mitigate the impacts of the COVID-19 pandemic, and complete the sale of Columbia Gas of Massachusetts, we continue to execute on our strong core growth plan while repositioning for enhanced execution in our key focus areas. We continue to invest in our asset modernization and safety enhancement programs while advancing our transition to renewable generation. To build on these transformational efforts, we have accelerated the initiative to realign our capabilities and cost structure designed to ensure optimal performance as we execute on the significant opportunities in the NiSource business plan."

Ongoing COVID-19 Response

NiSource and its Columbia Gas and NIPSCO operating companies remain focused on employee and customer safety and providing reliable utility service through the COVID-19 pandemic. Our COVID-19 protections for customers and employees, as outlined in the first quarter 2020 earnings release dated May 6, 2020, remain in place.

In line with the company’s base case scenario, NiSource continues to see modest commercial and industrial load impacts due to COVID-19, which are partially offset by increases in residential load. Cost savings and other measures have been implemented to mitigate these negative impacts on revenues. The company expects to continue to manage these impacts and update investors in future quarters. Despite challenges related to the pandemic, NiSource continues to expect to make $1.7 to $1.8 billion in capital investments in 2020.
Update on CMA

Advancing the pending sale of the CMA assets, on July 2, 2020, NiSource and Eversource filed a joint petition with the Massachusetts Department of Public Utilities (DPU) seeking approval of the transaction, as well as a proposed settlement with the Attorney General’s Office and the Department of Energy Resources of all remaining state investigations related to the 2018 Greater Lawrence event, including the DPU’s investigations on pipeline safety and emergency response. NiSource has agreed to make a payment of $56 million, in lieu of penalties, into an Energy Relief Fund to settle and resolve these pending matters subject to regulatory approval of the transaction and the proposed settlement.

Strategic Initiative Launched to Improve Cost Structure, Support Continued Safety and Generation Investments

NiSource has launched a multi-year enterprise-wide strategic initiative to better leverage the company’s current scale, improve its cost structure and drive efficiencies across the organization. This initiative is expected to support continued substantial capital investments in the company’s long-term safety and modernization programs, as well as its electric generation strategy, providing value to both customers and investors.

The repositioning of executive leadership roles and responsibilities, announced in May, the strategic initiative and a voluntary separation program for certain employees which commenced today are the first steps in a process designed to ensure that the NiSource organization is best positioned to support the company’s enhanced focus on safety, operational excellence and customer value.

2021 EPS Guidance Initiated; Investor Day Previewed

NiSource today is initiating 2021 non-GAAP net operating earnings guidance in the range of $1.28 to $1.36 per share. The company’s 2021 guidance reflects management’s expectations about initial cost savings to be achieved through the strategic initiative and includes the base case scenario impacts of COVID-19. This guidance establishes the starting point for the long-term plan that will extend through 2024 with an expected rate base compound annual growth rate (CAGR) of 10% to 12%. This rate base growth is expected to drive earnings per share growth in excess of the previous 5 to 7% annual growth commitment, with a shift to a CAGR due to the timing of investments in our renewable generation portfolio.

NiSource is also announcing that it plans to host a virtual Investor Day on September 29, 2020, at which it intends to discuss details of this long-term growth strategy, including:

•Continuation of the approximately $1.8 to $1.9 billion annual capital investment into ongoing utility safety and infrastructure programs.

•Anticipated incremental capital investment opportunities related to its electric generation strategy of approximately $1.8 to $2.0 billion, primarily in 2022 and 2023.
◦This investment is currently expected to represent ownership of at least 50% of the replacement capacity, in the form of joint ventures that will include NIPSCO and tax-equity partners as the members.
◦Driving a renewable portfolio that retires 80% of coal-fired generation by 2023, and retires all coal-fired generation by 2028.
◦The replacement plan is expected to provide an industry leading 90% reduction in greenhouse gas emissions by 2030 compared to 2005 levels.
•Additional aspects and progress on the corporate strategic initiative highlighted above.
•Full details of its balanced financing plan. The plan will be focused on maintaining current investment-grade credit ratings.

“We look forward to discussing in further detail at our Investor Day in late September how these initiatives are designed to drive value creation over the next several years," Hamrock said. "Building on the strength and momentum of the core growth drivers in the NiSource business, the plan we will outline is focused on enhanced execution and growth to deliver long-term value for all stakeholders. As we move through the balance of 2020, completing the CMA asset sale, accelerating restructuring of our capabilities and cost structure, and finalizing our financing plan, we are well-positioned for the significant opportunities in our long-range business plan."

Continued Focus on Safety Enhancements across Enterprise

NiSource will continue to prioritize its safety initiatives across its gas and electric businesses, including its accelerated Safety Management System (SMS) implementation. SMS is a comprehensive approach to managing safety, emphasizing continual assessment and improvement as well as pro-actively identifying and mitigating potential risks.

The company has seen strong results thus far in 2020, including:

•Utilizing advanced analytics to drive the development of targeted strategies to reduce pipeline damages, which are down by 5% through June compared to the same period in 2019.
•Initiating deployment of advanced leak survey technology to perform quality assurance. Continued use of this platform will enhance decision making with respect to repair or replacement of gas infrastructure.
•Continued progress on improving maps and records.
•Leveraging and maturing our Corrective Action Program, or CAP, to mitigate risks across the enterprise. Examples include procedural changes in our meter and regulatory processes as well as equipment changes to address specific concerns at customer premises.
•Continued installation of automatic shutoff devices on its gas distribution system.

Second Quarter 2020 and Recent Business Highlights

Gas Distribution Operations
•Columbia Gas of Pennsylvania’s base rate case remains pending before the Pennsylvania Public Utility Commission. The request, filed April 24, 2020, seeks an annual revenue increase of $100.4 million to invest in, modernize and upgrade the company’s existing natural gas distribution system as well as maintain the continued safety of the system. New rates are expected to become effective in February 2021.

•On May 15, 2020 Columbia Gas of Maryland filed a base rate case request with the Maryland Public Service Commission (PSC). The request supports further upgrading and replacement of the company's underground natural gas pipelines. The company filed a supplemental update request on July 1, 2020. The updated proposal would result in an annual revenue increase of $6.3 million, including $1.3 million of current tracker revenue, if approved as filed. A PSC order is expected in the fourth quarter of 2020, with rates effective in December 2020.
•The Indiana Utility Regulatory Commission (IURC) on July 22, 2020, approved Northern Indiana Public Service Company's (NIPSCO) application for a six-year extension of its long-term gas infrastructure modernization program. The plan includes nearly $950 million in capital investments through 2025, to be recovered through semi-annual adjustments to the existing gas Transmission, Distribution and Storage Improvement Charge (TDSIC) tracker. The existing gas TDSIC program has been in place since 2014.
•New rates went into effect in May 2020 for Columbia Gas of Ohio's (COH) Infrastructure Replacement Program (IRP) following Public Utilities Commission of Ohio (PUCO) approval of the company's annual tracker adjustment. This allows COH to begin recovery of approximately $234 million in safety and infrastructure investments made in 2019. This well-established pipeline replacement program, authorized through 2022, covers replacement of priority mainline pipe and targeted customer service lines. Also in Ohio, the company's annual application for adjustment to its Capital Expenditure Program (CEP) rider remains pending before the PUCO. The CEP rider allows the company to recover capital investments and related deferred expenses that are not recovered through its IRP. The adjustment application seeks to begin recovery of approximately $185 million in capital invested in 2019. A PUCO order is expected in August 2020, with new rates effective in September 2020.

Electric Operations
•NIPSCO on July 17, 2020 submitted applications with the IURC for approval of two purchase power agreements (PPAs) with NextEra Energy, which will build projects with a combined nameplate solar capacity of 300 megawatts and 30 megawatts of storage. Commercial negotiations are advancing on build-transfer agreements (BTAs) representing a significant amount of additional solar capacity. Regulatory filings related to these BTAs are expected shortly after commercial agreements are executed. These new renewable projects are consistent with NIPSCO's 2018 Integrated Resource Plan, which outlines plans to retire nearly 80% of its remaining coal-fired generation by 2023, and retire all coal generation by 2028, to be replaced by lower-cost, reliable and cleaner options. The plan is expected to drive a 90% reduction in NiSource's greenhouse gas emissions by 2030 compared with 2005 levels, and is expected to save NIPSCO electric customers more than $4 billion over 30 years. The planned replacement in 2023 of approximately 1,400 megawatts of retiring coal-fired generation could provide NiSource with incremental capital investment opportunities in the range of $1.8 to $2 billion, primarily in 2022 and 2023. Currently, half of the capacity in the replacement plan is targeted to be owned by joint ventures that will include NIPSCO and tax-equity partners as the members. The remaining new capacity is expected to be primarily in the form of PPAs. During the second quarter, the Midwest Independent System Operator (MISO) approved the planned retirement of the R.M. Schahfer Generating Station by 2023.
•Construction continues on both the Rosewater and Jordan Creek wind projects, which are expected to be in service by the end of this year. NiSource closed on a tax equity financing agreement with Wells Fargo on the Rosewater project in July.
Additional information for the quarter ended June 30, 2020, is available on the Investors section of www.nisource.com, including segment and financial information and our presentation to be discussed at the company's second quarter 2020 earnings conference call scheduled for August 5, 2020 at 9:00 a.m. ET.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,400 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource is a member of the Dow Jones Sustainability - North America Index and the Bloomberg Gender Equality Index and has been named by Forbes magazine among America's Best Large Employers since 2016. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of federal securities laws. Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. These forward-looking statements include, but are not limited to, statements concerning our plans, strategies, objectives, expected performance, expenditures, recovery of expenditures through rates, stated on either a consolidated or segment basis, and any and all underlying assumptions and other statements that are other than statements of historical fact. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed in this press release include among other things, our debt obligations; any changes to our credit rating or the credit rating of certain of our subsidiaries; our ability to execute our growth strategy; changes in general economic, capital and commodity market conditions; pension funding obligations; economic regulation and the impact of regulatory rate reviews; our ability to obtain expected financial or regulatory outcomes; our ability to adapt to, and manage costs related to, advances in technology; any changes in our assumptions regarding the financial implications of the Greater Lawrence Incident; compliance with the agreements entered into with the U.S. Attorney’s Office to settle the U.S. Attorney’s Office’s investigation relating to the Greater Lawrence Incident; the pending sale of the Columbia Gas of Massachusetts business, including the terms and closing conditions under the Asset Purchase Agreement; potential incidents and other operating risks associated with our business; continuing and potential future impacts of from the COVID-19 pandemic ; our ability to obtain sufficient insurance coverage and whether such coverage will protect us against significant losses; the outcome of legal and regulatory proceedings, investigations, incidents, claims and litigation; any damage to our reputation, including in connection with the Greater Lawrence Incident; compliance with applicable laws, regulations and tariffs; compliance with environmental laws and the costs of associated liabilities; fluctuations in demand from residential and commercial customers; economic conditions of certain industries; the success of NIPSCO's electric generation strategy; the price of energy commodities and related transportation costs; the reliability of customers and suppliers to fulfill their payment and contractual obligations; potential impairments of goodwill or definite-lived intangible assets; changes in taxation and accounting principles; the impact of an aging infrastructure; the impact of climate change; potential cyber-attacks; construction risks and natural gas costs and supply risks; extreme weather conditions; the attraction and retention of a qualified workforce; the ability of our subsidiaries to generate cash; our ability to manage new initiatives and organizational changes; the performance of third-party suppliers and service providers; changes in the method for determining LIBOR and the potential replacement of the LIBOR benchmark interest rate; and other matters in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and our subsequent SEC filings. In addition, the relative contributions to profitability by each business segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time. A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. In addition, dividends are subject to board approval.
All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to the future results over time or otherwise, except as required by law.

Regulation G Disclosure Statement
This press release includes financial results and guidance for NiSource with respect to net operating earnings available to common shareholders, which is a non-GAAP financial measure as defined by the SEC’s Regulation G. The company includes this measure because management believes it permits investors to view the company’s performance using the same tools that management uses and to better evaluate the company’s ongoing business performance. With respect to such guidance, it should be noted that there will likely be a difference between this measure and its GAAP equivalent due to various factors, including, but not limited to, fluctuations in weather, the impact of asset sales and impairments, and other items included in GAAP results. The company is not able to estimate the impact of such factors on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis.

Schedule 1 - Reconciliation of Consolidated Net Income (Loss) Available to Common Shareholders to Net Operating Earnings Available to Common Shareholders (Non-GAAP) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions, except per share amounts)	2020	2019	2020	2019
GAAP Net Income (Loss) Available to Common Shareholders	$(18.5)	$283.1	$43.3	$488.2
Adjustments to Operating Income:
Operating Revenues:
Weather - compared to normal	(5.1)	1.5	21.2	(9.4)
Operating Expenses:
Greater Lawrence Incident(1)	5.0	(333.5)	13.1	(199.9)
Loss on classification as held for sale(2)	84.4	—	364.6	—
Plant retirement costs(3)	4.6	—	4.6	—
Massachusetts Business separation costs(4)	5.2	—	5.2	—
Massachusetts Business depreciation and amortization(5)	(19.9)	—	(19.9)	—
Loss (gain) on sale of fixed assets and impairments, net	(0.6)	(0.1)	(0.7)	0.1
Total adjustments to operating income	73.6	(332.1)	388.1	(209.2)
Income Taxes:
Tax effect of above items(6)	(4.9)	68.1	(90.3)	47.8
Total adjustments to net income	68.7	(264.0)	297.8	(161.4)
Net Operating Earnings Available to Common Shareholders (Non-GAAP)	$50.2	$19.1	$341.1	$326.8
Basic Average Common Shares Outstanding	383.5	373.9	383.3	373.6
GAAP Basic Earnings (Loss) Per Share	$(0.05)	$0.76	$0.11	$1.31
Adjustments to basic earnings per share	0.18	(0.71)	0.78	(0.44)
Non-GAAP Basic Net Operating Earnings Per Share	$0.13	$0.05	$0.89	$0.87
(1)Represents costs incurred for estimated third-party claims and related other expenses as a result of the Greater Lawrence Incident, net of insurance recoveries recorded.
(2)Represents loss recorded as a result of measuring the assets and liabilities of the Massachusetts Business at fair value, less costs to sell. Second quarter increase primarily includes the $56 million payment in lieu of penalties and approximately $28 million of capital expenditures that will not be recouped through the Asset Purchase Agreement.
(3)Represents costs incurred associated with the planned retirement of Units 14, 15, 17 and 18 at the Schahfer Generating Station. Includes costs for write downs of certain capital projects and materials and supplies inventory balances.
(4)Represents third-party consulting costs incurred for the separation and transition of the Massachusetts Business to Eversource that will occur at the consummation of the Asset Purchase Agreement.
(5)Represents depreciation and amortization expense that was ceased for GAAP purposes as a result of classifying the Massachusetts Business as held for sale.
(6)Represents the tax effect of the adjustments to operating income, adjusted for the CMA non-deductible payment in lieu of penalties, tax effected at statutory tax rates.

Schedule 2 - Total Current Estimated Amounts of Costs and Expenses Related to the Greater Lawrence Incident

Cost or Expense	Total Current Estimated Amount(1) ($ in millions)
Capital Cost(2)	$258
Incident Related Expenses
Third-party claims and government fines, penalties and settlements(3)	$1,039 - $1,055
Other incident-related costs(4)	$445 - $455
Insurance Recoveries(5)	$800
(1)Total estimated amount includes costs or expenses from the incident through June 30, 2020 and estimated expected expenses in future periods in the aggregate. Amounts shown are estimates made by management based on currently available information. See the footnotes below for additional information. Actual results may differ materially from these estimates as more information becomes available.
(2)We have invested approximately $258 million of capital spend for the pipeline replacement. This work was completed in 2019. We maintain property insurance for gas pipelines and other applicable property. Columbia Gas of Massachusetts has filed a proof of loss with its property insurer for the full cost of the pipeline replacement. In January 2020, we filed a lawsuit against the property insurer, seeking payment of our property claim. We are currently unable to predict the timing or amount of any insurance recovery under the property policy. This pipeline replacement cost is part of the Massachusetts Business that is classified as held for sale at June 30, 2020. The assets and liabilities of the Massachusetts Business have been recorded at fair value, less costs to sell, which resulted in the loss on classification as held for sale that was recorded as of June 30, 2020.
(3) Amount includes approximately $1,039 million of expenses recorded since the Greater Lawrence Incident for estimated third-party claims and fines, penalties and settlements associated with government investigations. With regards to third-party claims, these costs include, but are not limited to, personal injury and property damage claims, damage to infrastructure, business interruption claims, and mutual aid payments to other utilities assisting with the restoration effort. These costs do not include costs of certain third-party claims and fines, penalties or settlements with government investigations that we are not able to estimate. The process for estimating costs associated with third-party claims and fines, penalties and settlements associated with government investigations relating to the Greater Lawrence Incident requires management to exercise significant judgment based on a number of assumptions and subjective factors. As more information becomes known, including additional information regarding ongoing investigations, management’s estimates and assumptions regarding the financial impact of the Greater Lawrence Incident may change.
(4) Amount shown includes other incident related expenses of approximately $436 million recorded since the Greater Lawrence Incident. Amount represents certain consulting costs, legal costs, vendor costs, claims center costs, labor and related expenses incurred in connection with the incident, and insurance-related loss surcharges.
(5) The aggregate amount of third-party liability insurance coverage available for losses arising from the Greater Lawrence Incident is $800 million. We have collected the entire $800 million. Expenses related to the incident have exceeded the total amount of insurance available under our policies.